EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Forms S-8 No. 333-155483, 333-145092, 333-95991, 333-95993, 33-27356, 333-35877, 333-96871, 333-85360, 333-45931, 333-118539), as amended, of Sensient Technologies Corporation and in the related Prospectus of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation, incorporated by reference in this Annual Report (Form 10-K) for the years ended December 31, 2010, 2009, and 2008.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 25, 2011